AIP ALTERNATIVE STRATEGIES FUNDS
FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of November 1, 2009, to the Fund Accounting Servicing Agreement, dated as of April 28, 2006, as amended (the "Fund Accounting Agreement"), is entered into by and among HATTERAS ALTERNATIVE MUTUAL FUNDS, LLC, f/k/a ALTERNATIVE INVESTMENT PARTNERS, LLC, a Delaware limited liability company (the “Adviser”), AIP ALTERNATIVE STRATEGIES FUNDS, a Delaware business trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Fund Accounting Agreement; and

WHEREAS, the parties desire to amend the Fund Accounting Agreement; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A is hereby superseded and replaced with Exhibit A attached hereto.

Exhibit B is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HATTERAS ALTERNATIVE MUTUAL FUNDS, LLC	U.S. BANCORP FUND SERVICES, LLC

By: /s/ J. Michael Fields	By: /s/ Michael R. McVoy
Printed Name: J. Michael Fields	Printed Name: Michael R. McVoy
Title: COO	Title: Executive Vice President

AIP ALTERNATIVE STRATEGIES FUNDS

By: /s/ J. Michael Fields
Printed Name: J. Michael Fields
Title: Secretary

Exhibit A
to the AIP Alternative Strategies Funds
Fund Accounting Servicing Agreement

Separate Series of  AIP Alternative Strategies Funds

Name of Series

Alpha Hedged Strategies Fund – No Load Class and Class C
Beta Hedged Strategies Fund – No Load Class and Class C

Exhibit B to the Fund Accounting Servicing Agreement Fee Schedule of AIP Alternative Strategies Funds and Underlying Funds Trust Effective November 1, 2009

Annual Fee Based Upon Market Value of Complex*Note 1

$[__] first $[__] million
[__] basis points on the next $[__] million
[__] basis points on the next $[__] million
[__] basis points on the next $[__] million
[__] basis points on the next $[__] billion
[__] basis points on the balance
Plus sub-advisor fee of $[__] per advisor
        *Minimum annual fee based on six funds with four classes.
           Additional fee is $[__] per fund and $[__] per class.

Additional Services Note 1, 2
▪ $[__] /year

Chief Compliance Officer Support
USBFS provides on-going support to the fund’s CCO’s including:
▪ Daily consulting and responding to inquiries and requests
▪ Periodic reporting and conference calls with all CCO’s
▪ Periodic forums for USBFS CCO to meet with client CCO’s
▪ Quarterly certifications and reporting on procedures and compliance events
▪ Access to CCO portal

Advisor Information Source (AIS) Web Portal
The AIS portal provides position, transaction and compliance reporting.  Reports can be scheduled and delivered to the secure AIS inbox.  Customize the output and format of information to fit your needs.  Import the data through an interface and query information on demand.  Specialized projects will be analyzed and an estimate will be provided prior to work being performed.

Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, and all other out-of-pocket expenses.

Conversion and extraordinary services quoted separately.

Note 1:  Fees are billed monthly and subject to annual CPI increase, Milwaukee MSA.
Note 2:  Additional services include Chief Compliance Officer Support and Advisor Information Source (AIS) Web Portal as stated above